Exhibit 99.1 PRESS RELEASE

Contact:

Joel A. Fernandes
Threshold Pharmaceuticals, Inc.

650.474.8273

IR@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES HIGHLIGHTS OF TH-302 PRESENTATIONS
AT 2012 AMERICAN SOCIETY OF CLINICAL ONCOLOGY ANNUAL MEETING

SOUTH SAN FRANCISCO, CA – June 4, 2012 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced details from two clinical posters featured at the American Society of Clinical Oncology Meeting in Chicago: a trial-in-progress presentation summarizing the design and status of the ongoing international Phase 3 study comparing TH-302 in combination with doxorubicin to single agent doxorubicin in patients with first-line soft tissue sarcoma and a presentation of promising updated results from the Phase 1 study of TH-302 in patients with advanced leukemias conducted at the MD Anderson Cancer Center in Houston, Texas.

The international, randomized, controlled, pivotal Phase 3 clinical trial (TH-CR-406/SARC021) conducted in partnership with the Sarcoma Alliance for Research through Collaboration (SARC) was initiated in September 2011. The trial is designed to enroll 450 patients with metastatic or locally advanced unresectable soft tissue sarcoma. Patients who complete 6 cycles of the combination of TH-302 with doxorubicin without progression continue to receive single agent TH-302 as maintenance therapy. The study continues to open sites and remains on track to complete enrollment by the end of 2013.

The objectives of the Phase 1 trial in advanced leukemias was to determine the maximum tolerated dose (MTD), dose limiting toxicity (DLT), safety, tolerability, clinical activity and pharmacokinetics of TH-302 in patients for whom no curative therapy exists. Thirty-eight patients with either acute myelogenous leukemia (AML), acute lymphoblastic leukemia (ALL) or chronic myelogenous leukemia (CML) were treated in the study. The trial investigated TH-302 doses ranging from 120 mg/m2 to 550 mg/m2 daily for 5 days of a 21-day cycle. The maximum tolerated daily dose (MTD) of TH-302 was established at 460 mg/m2. Efficacy assessments demonstrated TH-302 single agent activity in multiple subjects with relapsed/refractory AML and ALL as evidenced by stabilization or reduction of bone marrow and peripheral blast counts. One patient with refractory AML treated in the dose expansion at 460 mg/m2 had a complete response (CR) including clearing of the peripheral and bone marrow blasts. A second patient had a complete response with incomplete platelet recovery (CRp) and also had resolution of leukemia cutis. Only 3 of the 38 subjects experienced a non-hematologic grade 3 adverse event related to TH-302; each of these was mucosal toxicity.

About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Doxorubicin as a single agent or in combination with ifosfamide are the most commonly used chemotherapeutic regimens in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. The American Cancer Society estimates that 11,280 people will be diagnosed with a soft tissue sarcoma in the United States in 2012, and approximately 3,900 people will die from the disease. In Europe, approximately 25,000 people annually are diagnosed with soft tissue sarcoma.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About Advanced Leukemia

Advanced leukemia is an acute or chronic cancer involving the blood-forming tissues in the bone marrow. It may be classified as myeloid or lymphoid. According to the Leukemia & Lymphoma Society, there were an estimated 274,930 people living with, or in remission from, leukemia in the US in 2011, with 44,600 diagnosed and 21,780 expected to die from the disease that same year. Together, ALL, AML and CML accounted for just over half the newly diagnosed leukemia cases in the US in 2011.

About TH-302

TH-302 is a hypoxia-targeted drug designed to be selectively activated under tumor hypoxic conditions, a hallmark of many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be hypoxic.

TH-302 has been investigated in over 600 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and recently completed a Phase 2 trial of TH-302 in combination with gemcitabine versus gemcitabine alone in pancreatic cancer. In February 2012, Threshold signed a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, Threshold is building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit www.thresholdpharm.com.

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302’s potential ability to treat cancers, clinical trials and anticipated results, and potential therapeutic uses and benefits of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on May 3, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com